EXHIBIT 99.1

IMMEDIATE	Contact:	Craig Barber
+1-419-699-4990
craig.barber@dana.com

Dana Incorporated Appoints Craig Price to Lead Off-Highway Business

MAUMEE, Ohio, Aug. 26, 2024 – Dana Incorporated (NYSE: DAN) today announced the appointment of Craig Price as Senior Vice President and President of Dana’s Off-Highway (OH) Drive and Motion Systems, effective September 1. Mr. Price succeeds Jeroen Decleer, who unfortunately passed away earlier this month following a brief illness. A 20-year veteran of the company, Jeroen was a people-first leader with tremendous business acumen and understanding of the industry. He represented the very best of Dana, and he will be remembered far beyond his professional achievements and greatly missed by the collective Dana family.

Craig has been with the company for more than 14 years, eight of which he has been a member of Dana’s leadership team, serving in strategic roles impacting every aspect of the business. Most recently as Senior Vice President of Purchasing and Supplier Development, he led all global purchasing activities for the company and was responsible for developing and deploying global supplier strategies that successfully supported the company-wide efficiencies that advanced operating priorities and most efficiently served Dana’s customers.

“Craig is a results-driven, highly respected leader with a deep understanding of the mobility business, and specifically the Off-Highway business,” said James Kamsickas, Dana Chairman and CEO. “He brings proven global expertise to this position and will play an important role in continuing the great work our Off-Highway team is doing to profitably grow the business by leveraging our capabilities across the organization and delivering on our commitments to customers and shareholders.”

Craig joined Dana in 2010 from ArvinMeritor, where he served 19 years in a variety of strategic leadership roles. He earned a higher national diploma (HND) in mechanical and manufacturing engineering from The University of Glamorgan in the United Kingdom and an HND in business administration from The University of Wales. In 2014, Craig was named a rising star by Automotive News Europe.

About Dana Incorporated

Dana is a leader in the design and manufacture of highly efficient propulsion and energy-management solutions that power vehicles and machines in all mobility markets across the globe. The company is shaping sustainable progress through its conventional and clean-energy solutions that support nearly every vehicle manufacturer with drive and motion systems; electrodynamic technologies, including software and controls; and thermal, sealing, and digital solutions.

Based in Maumee, Ohio, USA, the company reported sales of $10.6 billion in 2023 with 42,000 people in 31 countries across six continents. With a history dating to 1904, Dana was named among the "World's Most Ethical Companies" for 2023 and 2024 by Ethisphere and as one of "America's Most Responsible Companies 2023" by Newsweek. The company is driven by a high-performance culture that focuses on valuing others, inspiring innovation, growing responsibly, and winning together, earning it global recognition as a top employer. Learn more at dana.com.